Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	William P. Hornby, CPA
whornby@centurybank.com

Phone:	781-393-4630

Fax:	781-393-4071

CENTURY BANCORP, INC. ANNOUNCES INCREASED EARNINGS FOR Q1 2020, UP 2.6%; ASSET GROWTH TO RECORD $5.6 BB; REGULAR DIVIDEND DECLARED

Medford, MA, April 14, 2020—Century Bancorp, Inc. (NASDAQ:CNBKA) (www.centurybank.com) (“the Company”) today announced net income of $9,666,000 for the quarter ended March 31, 2020, or $1.74 per Class A share diluted, an increase of 2.6% compared to net income of $9,418,000, or $1.69 per Class A share diluted, for the same period a year ago. Total assets increased 1.3% from $5.49 billion at December 31, 2019 to $5.56 billion at March 31, 2020.

Net interest income totaled $25.2 million for the quarter ended March 31, 2020 compared to $23.4 million for the same period in 2019. The 7.5% increase in net interest income for the period is primarily due to an increase in average earning assets and prepayment penalties collected. Prepayment penalties collected amounted to approximately $874,000 for the first quarter of 2020 compared to $12,000 for the same period last year. The net interest margin remained stable at 2.11% on a fully taxable equivalent basis in 2019 and 2020. The average balances of earning assets increased by $244.6 million or 4.9%, combined with an average yield decrease of 0.14%, resulting in an increase in interest income of $718,000. The average balance of interest-bearing liabilities increased by $265.8 million or 6.6%, combined with an average interest-bearing liabilities interest cost decrease of 0.21%, resulting in a decrease in interest expense of $1.0 million.

The provision for loan losses increased by $700,000 from $375,000 for the quarter ended March 31, 2019 to $1,075,000 for the same period in 2020, primarily as a result of the economic uncertainties associated with the novel coronavirus disease (COVID–19) pandemic.

The Company’s effective tax rate increased from (1.3%) for the quarter ended March 31, 2019 to 5.8% for the same period in 2020. This was primarily as a result of a reduction in tax accruals, during 2019, related to sequestration of the refundable portion of our alternative minimum tax (AMT) credit carryforward. On January 14, 2019, the IRS updated its announcement “Effect of Sequestration on the Alternative Minimum Tax Credit for Corporations” to clarify that refundable AMT credits under Section 53(e) of the Internal Revenue Code are not subject to sequestration for taxable years beginning after December 31, 2017.

- more -

On March 27, 2020, the Coronavirus, Aid, Relief and Economic Security (CARES) Act was signed into law. As a result of the CARES Act, the full balance of the AMT credit will be refunded in 2020.

At March 31, 2020, total equity was $340.7 million compared to $332.6 million at December 31, 2019. The Company’s equity increased primarily as a result of earnings, offset somewhat by dividends paid.

The Company’s leverage ratio stood at 7.26% at March 31, 2020, compared to 7.25% at December 31, 2019. The increase in the leverage ratio was due to an increase in stockholders’ equity, offset somewhat by an increase in quarterly average assets. Book value as of March 31, 2020 was $61.19 per share compared to $59.73 at December 31, 2019.

The Company’s allowance for loan losses was $30.8 million or 1.23% of loans outstanding at March 31, 2020 compared to $29.6 million or 1.22% of loans outstanding at December 31, 2019, and $28.8 million or 1.25% of loans outstanding at March 31, 2019. The ratio of the allowance for loan losses to loans outstanding has increased from the December 31, 2019, primarily from increased allocations for economic factors associated with the COVID-19 pandemic. Non-performing assets totaled $1.7 million at March 31, 2020, compared to $2.0 million at December 31, 2019, and $3.7 million at March 31, 2019. Nonperforming assets decreased from the same period last year, mainly as a result of the resolution of one residential real estate property during the third quarter of 2019.

The CARES Act also allows companies to delay Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2016-13, Measurement of Credit Losses on Financial Instruments (CECL), including the current expected credit losses methodology for estimating allowances for credit losses. The Company has elected to delay FASB ASU 2016-13. This ASU will be delayed until the date on which the national emergency concerning the COVID–19 outbreak declared by the President on March 15, 2020 terminates or December 31, 2020, with an effective retrospective implementation date of January 1, 2020.

The Company’s Board of Directors voted a regular quarterly dividend of 12.00 cents ($0.12) per share on the Company’s Class A common stock, and 6.00 cents ($0.06) per share on the Company’s Class B common stock. The dividends were declared payable May 15, 2020 to stockholders of record on May 1, 2020.

The Company, through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-seven full-service branches in the Greater Boston area, offers a full range of Business, Personal and Institutional Services.

Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

Century Bancorp, Inc. and Subsidiaries

Consolidated Comparative Statements of Condition (unaudited)

(in thousands)

Assets	March 31, 2020	December 31, 2019
Cash and Due From Banks	$64,523	$44,420
Federal Funds Sold and Interest-bearing Deposits In Other Banks	218,488	214,273

Securities Available-for-Sale (AFS)	279,628	262,190
Securities Held-to-Maturity	2,304,074	2,351,120

Federal Home Loan Bank of Boston stock, at cost	17,241	19,471

Loans:
Commercial & Industrial	867,599	812,417
Municipal	141,588	120,455
Construction & Land Development	6,493	8,992
Commercial Real Estate	761,464	786,102
Residential Real Estate	393,338	371,897
Consumer and Other	21,039	21,893
Home Equity	307,373	304,363

Total Loans	2,498,894	2,426,119
Less: Allowance for Loan Losses	30,804	29,585

Net Loans	2,468,090	2,396,534

Bank Premises and Equipment, net	36,238	33,952
Accrued Interest Receivable	12,998	13,110
Goodwill	2,714	2,714
Other Assets	158,292	154,640

Total Assets	$5,562,286	$5,492,424

Liabilities
Demand Deposits	$797,570	$712,842

Interest Bearing Deposits:
Savings and NOW Deposits	1,662,414	1,678,250
Money Market Accounts	1,489,679	1,453,572
Time Deposits	612,849	555,447

Total Interest Bearing Deposits	3,764,942	3,687,269

Total Deposits	4,562,512	4,400,111

Borrowed Funds:
Securities Sold Under Agreements to Repurchase	219,995	266,045
Other Borrowed Funds	312,120	370,955

Total Borrowed Funds	532,115	637,000

Other Liabilities	90,889	86,649
Subordinated Debentures	36,083	36,083

Total Liabilities	5,221,599	5,159,843

Total Stockholders' Equity	340,687	332,581

Total Liabilities & Stockholders' Equity	$5,562,286	$5,492,424

Century Bancorp, Inc. and Subsidiaries

Consolidated Comparative Statements of Income (unaudited)

For the quarter ended March 31, 2020 and 2019

(in thousands)

	Quarter ended March 31,
	2020	2019
Interest Income:
Loans	$22,199	$21,309
Securities Held-to-Maturity	15,293	13,788
Securities Available-for-Sale	1,693	2,631
Federal Funds Sold and Interest-bearing Deposits In Other Banks	610	1,349

Total Interest Income	39,795	39,077

Interest Expense:
Savings and NOW Deposits	3,725	5,466
Money Market Accounts	5,572	5,343
Time Deposits	3,172	2,793
Securities Sold Under Agreements to Repurchase	626	385
Other Borrowed Funds and Subordinated Debentures	1,499	1,652

Total Interest Expense	14,594	15,639

Net Interest Income	25,201	23,438

Provision For Loan Losses	1,075	375

Net Interest Income After Provision for Loan Losses	24,126	23,063

Other Operating Income:
Service Charges on Deposit Accounts	2,296	2,209
Lockbox Fees	930	1,089
Net Gain on Sales of Loans	—	15
Other Income	1,084	1,114

Total Other Operating Income	4,310	4,427

Operating Expenses:
Salaries and Employee Benefits	11,371	11,035
Occupancy	1,515	1,701
Equipment	837	783
Other	4,450	4,671

Total Operating Expenses	18,173	18,190

Income Before Income Taxes	10,263	9,300

Income Tax Expense	597	(118)

Net Income	$9,666	$9,418

Century Bancorp, Inc. and Subsidiaries

Consolidated Quarter-to-Date Average Comparative Statements of Condition (unaudited)

(in thousands)

Assets	March 31, 2020	March 31, 2019
Cash and Due From Banks	$77,723	$74,836
Federal Funds Sold and Interest-Bearing Deposits in Other Banks	173,928	225,870

Securities Available-For-Sale (AFS)	271,972	351,869
Securities Held-to-Maturity (HTM)	2,299,750	2,078,626

Total Loans	2,447,962	2,292,606
Less: Allowance for Loan Losses	29,765	28,708

Net Loans	2,418,197	2,263,898

Unrealized (Loss) Gain on Securities AFS and HTM Transfers	(3,152)	(3,562)
Bank Premises and Equipment	35,445	24,164
Accrued Interest Receivable	12,639	14,147
Goodwill	2,714	2,714
Other Assets	160,053	134,962

Total Assets	$5,449,269	$5,167,524

Liabilities
Demand Deposits	$758,173	$782,794

Interest Bearing Deposits:
Savings and NOW Deposits	1,732,835	1,812,119
Money Market Accounts	1,480,399	1,271,707
Time Deposits	589,396	516,781

Total Interest Bearing Deposits	3,802,630	3,600,607

Total Deposits	4,560,803	4,383,401

Borrowed Funds:
Securities Sold Under Agreements to Repurchase	246,272	168,447
Other Borrowed Funds	181,756	195,837

Total Borrowed Funds	428,028	364,284

Other Liabilities	87,423	79,156
Subordinated Debentures	36,083	36,083

Total Liabilities	5,112,337	4,862,924

Total Stockholders' Equity	336,932	304,600

Total Liabilities & Stockholders' Equity	$5,449,269	$5,167,524

Total Average Earning Assets—QTD	$5,193,612	$4,948,971

Century Bancorp, Inc. and Subsidiaries

Consolidated Selected Key Financial Information (unaudited)

(in thousands, except share data)

	March 31, 2020	March 31, 2019
Performance Measures:

Earnings per average Class A share, diluted, quarter	$1.74	$1.69
Return on average assets, quarter	0.71%	0.74%
Return on average stockholders' equity, quarter	11.54%	12.54%
Net interest margin (taxable equivalent), quarter	2.11%	2.11%
Efficiency ratio, Non-GAAP (1)	57.5%	60.3%
Book value per share	$61.19	$55.55
Tangible book value per share—Non-GAAP (1)	$60.70	$55.07
Capital / assets	6.12%	5.83%
Tangible capital / tangible assets—Non-GAAP (1)	6.08%	5.78%

Common Share Data:
Average Class A shares outstanding, diluted, quarter	5,567,909	5,567,909

Shares outstanding Class A	3,652,349	3,610,329
Shares outstanding Class B	1,915,560	1,957,580

Total shares outstanding at period end	5,567,909	5,567,909

Asset Quality and Other Data:

Allowance for loan losses / loans	1.23%	1.25%
Nonaccrual loans	$1,701	$1,502
Nonperforming assets	$1,701	$3,727
Loans 90 days past due and still accruing	$—	$—
Accruing troubled debt restructures	$2,337	$2,542
Net charge-offs (recoveries), quarter	$(144)	$70

Leverage ratio	7.26%	6.92%
Common equity tier 1 risk weighted capital ratio	11.87%	11.49%
Tier 1 risk weighted capital ratio	13.02%	12.74%
Total risk weighted capital ratio	14.04%	13.76%
Total risk weighted assets	$3,036,664	$2,808,321

(1) Non-GAAP Financial Measures are reconciled in the following tables:

Calculation of Efficiency ratio:

Total operating expenses (numerator)	$18,173	$18,190

Net interest income	$25,201	$23,438
Total other operating income	4,310	4,427
Tax equivalent adjustment	2,098	2,294

Total income (denominator)	$31,609	$30,159

Efficiency ratio—Non-GAAP	57.5%	60.3%

Calculation of tangible book value per share:

Total stockholders' equity	$340,687	$309,324
Less: goodwill	2,714	2,714

Tangible stockholders' equity (numerator)	$337,973	$306,610

Total shares outstanding at period end (denominator)	5,567,909	5,567,909

Tangible book value per share—Non-GAAP	$60.70	$55.07
Book value per share—GAAP	$61.19	$55.55

Calculation of tangible capital / tangible assets:

Total stockholders' equity	$340,687	$309,324
Less: goodwill	2,714	2,714

Tangible stockholders' equity (numerator)	$337,973	$306,610

Total assets	$5,562,286	$5,306,066
Less: goodwill	2,714	2,714

Tangible assets (denominator)	$5,559,572	$5,303,352

Tangible capital / tangible assets—Non-GAAP	6.08%	5.78%
Capital / assets—GAAP	6.12%	5.83%